SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                    FORM 8-K


                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934


Date of Report (date of earliest event reported) DECEMBER 11, 1995


                      THE CONTINUUM COMPANY, INC.
         (Exact name of registrant as specified in its charter)


                               DELAWARE
            (State or other jurisdiction of incorporation)


        1-10151                                    74-1609363
(Commission File Number)                (IRS Employer Identification No.)


 9500 ARBORETUM BOULEVARD, AUSTIN, TEXAS                 78759-6399
(Address of principal executive offices)                 (zip code)


REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE     512/345-5700



                                    N/A
       (Former name or former address, if changed since last report.)





Exhibit Index appears on Page 3.

Item 5.  Other Events.

         The registrant hereby incorporates by reference into this report the information contained in the registrant's press releases dated December 11, 1995, and filed as Exhibit 28.1 and dated December 15, 1995, and filed as
Exhibit 28.2 hereto.



Item 7.  Financial Statements and Exhibits.

(c)      The exhibits listed below are filed as a part of this report.

         28.1 -- Press release dated December 11, 1995

         28.2 -- Press release dated December 15, 1995



                               SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                      THE CONTINUUM COMPANY, INC.





Date:  December 19, 1995         By:    JOHN L. WESTERMANN III
                                        John L. Westermann III
                                        Vice President and
                                        Chief Financial Officer

                            INDEX TO EXHIBITS



EXHIBIT                                                                 PAGE NO.



28.1   Press Release dated December 11, 1995                               4


28.2   Press Release dated December 15, 1995                               7

DECEMBER 11, 1995

                    CONTINUUM AND HOGAN ANNOUNCE DEFINITIVE
                               AGREEMENT TO MERGE


The Continuum Company, Inc. (NYSE-CNU) and Hogan Systems, Inc. (NASDAQ-HOGN) today announced that the companies have signed a definitive agreement to merge. The merger, expected to be completed in February or March, 1996, is subject to various conditions, including regulatory approvals and the approval of the stockholders of each company.

Under the agreement the holders of Hogan common stock will receive .355555 of a share of Continuum common stock for each share of Hogan common stock. Approximately 5.2 million shares of Continuum common stock will be exchanged for the outstanding shares of Hogan common stock. Following the merger, Continuum will have 24.4 million common shares outstanding. In addition, Continuum will issue options for approximately 850,000 shares of Continuum stock at an average exercise price of approximately $17 per share in exchange for options currently outstanding for approximately 2.4 million shares of Hogan common stock at an average exercise price of approximately $6 per share. The total value of the transaction is approximately $230,000,000 based on Continuum's December 8, 1995 closing price of $40.63 per share (including common stock equivalents of 490,000 shares). It is intended that the transaction will be effected on a tax-free basis and accounted for as a pooling of interests.

Continuum is a leading provider of business and technology solutions to the worldwide insurance industry, offering computer software, services and outsourcing to a broad base of customers in the life, annuity, health, property and casualty and reinsurance industries.

Its customer base includes approximately half of the world's top 100 insurers. Hogan, a leading provider of software and related services to the financial services market, supports a base of nearly 130 of the world's largest banks. Combined, Continuum and Hogan will have a customer base of approximately 750 financial institutions worldwide.

Hogan will become a wholly-owned subsidiary of Continuum with continuing operations in Dallas, Texas; Frankfurt, Germany; London, England; and Melbourne, Australia.

For the six months ended September 30, 1995, Continuum had revenues of $194,531,000, net income of $16,430,000 and earnings per share of $0.83, representing increases of 30%, 38% and 32%, respectively, compared to the same period a year ago. Hogan had revenues of $51,126,000, net income of $4,110,000 and earnings per share of $0.27, representing increases of 18%, 189%, and 170%, respectively, compared to the same period a year ago.

Continuum anticipates the merger will result in operating cost reductions from certain redundant corporate administrative overheads. Long-term, Continuum anticipates that its significant presence and infrastructure outside the United States will enhance Hogan's growth opportunities and operating efficiencies. Additionally, duplicate product and technology investments are expected to produce synergies as development plans are integrated.

"We see this as an exciting merger of two market leaders in different segments of the converging financial services industry," said W. Michael Long, CEO of Continuum. "As the lines that differentiate insurance, banking, securities and mutual funds blur we firmly believe that technology will be the key to enabling financial services providers to effectively deliver the full range of financial products and services expected by their customers. We believe that with the wide array of capabilities residing in our combined products and services offerings we can serve a pivotal role in the transition of the global financial services industry. We are particularly excited about combining Hogan's proprietary technology and banking knowledge with Continuum's outsourcing expertise to offer total data processing solutions to Hogan's customer base of leading banks."

"We are delighted to join forces with another market leader and further advance the success of Hogan," said Michael H. Anderson, Chairman and CEO of Hogan. "The Hogan legacy of superior banking products and services will continue with a company with a long-term commitment to extensive research and development of industry leading software solutions and a demonstrated ability to grow profitably with the worldwide distribution infrastructure that is essential to our continued success."

                                 * * * * *

Hogan Systems, Inc. develops, markets and supports integrated on-line applications software and related services in use by more than 130 financial institutions in 20 countries. The company provides sales and support from offices in Australia, United Kingdom, and Germany as well as its Dallas, Texas headquarters.

The Continuum Company, Inc. is an international consulting and computer services firm headquartered in Austin, Texas, with offices in 17 countries serving the needs of the global financial services industry for computer software and services.

Contacts:     John L. Westermann III                      W. Daniel Johnson
              Vice President and Chief                    Sr. Vice President
              Financial Officer                           Hogan Systems, Inc.
              The Continuum Company, Inc.                 214/788-7933
              512/345-5700

DECEMBER 15, 1995


          THE CONTINUUM COMPANY ANNOUNCES ACQUISITION OF SOCS GROUPE

The Continuum Company, Inc., (NYSE-CNU) today announced it has agreed to acquire 100% of the shares of the SOCS Groupe, SA, a Paris-based software and services company. The purchase is subject to French Government approval which is expected by the end of December, 1995.

Continuum will purchase all the common stock of the SOCS Groupe for cash of approximately $35 million (FF 178 million).

SOCS is the leading provider of insurance application software and related services to the French insurance industry, which is the fifth largest insurance market in the world. SOCS has over 130 insurance customers in Europe, primarily in France. With the addition of SOCS' 200 employees, Continuum's European customers will be serviced by a local staff of nearly 1,000, representing one of the largest, skilled pools of insurance technology expertise in the region.

SOCS' primary insurance product is AIA, which is a functionally rich, client/server insurance administration application supporting both individual and group life and health insurance. It is the new generation of insurance software, supported by an open, integrated object-oriented development and execution environment. This revolutionary rapid application development environment allows the AIA application to be implemented rapidly and to remain flexible and responsive to changing business needs.

The rapid application development environment on which AIA is built is designed to fully integrate with today's industry standards as well as with emerging standards. Object technology, which has gained broad acceptance in the global software development community, provides a quantum jump in software development productivity and quality. It enables rapid delivery and reusability of applications, which is especially valuable in supporting complex business requirements and network-based solutions such as electronic commerce. The benefits of object-oriented technology are available to insurance companies today through AIA, which has been selected by approximately 30 multi-national and European companies over the past two years.

Continuum will continue to enhance the tools and methodologies developed by SOCS as object technology standards evolve and will integrate them with Continuum's current and planned development efforts. AIA will also complement other leading Continuum products by allowing the rapid development and integration of
workstation-based   functions  and  processes  surrounding  core  administration systems.

Describing the acquisition, W. Michael Long, Chief Executive Officer of Continuum said, "We are very pleased to conclude this purchase which represents another significant part of our strategic plan to expand both our European base and our portfolio of business technology and expertise for insurance and financial services. Through its success in Europe, the SOCS Groupe has demonstrated performance in developing state-of-the-art solutions which satisfy the driving business needs of the insurance industry. The addition of the SOCS Groupe's products, management and know-how to Continuum strengthens our market leadership in France and Europe while accelerating and reducing the cost and risk of research and development programs throughout Continuum."


Jean-Michel Renck, Director General of the SOCS Groupe comments: "Our product portfolio and the skills and expertise of our staff will complement and enhance Continuum's ability to serve the international insurance and financial services industries. This acquisition affords major opportunities for the marketing of our products and services to Continuum's existing customers and markets worldwide.
                                    * * * * *

The Continuum Company, Inc. is an international consulting and computer services firm based in Austin, Texas, serving the needs of the global financial services industry for computer software and services.